SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 2, 2009

SARATOGA RESOURCES, INC.
(Exact name of registrant as specified in Charter)

Texas	0-27563	76-0314489
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

7500 San Felipe, Suite 675 Houston, Texas 77063
(Address of Principal Executive Offices)(Zip Code)

713-458-1560
(Issuer Telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03.      Bankruptcy or Receivership.

As previously disclosed, on March 31, 2009 (the “Petition Date”), Saratoga Resources, Inc. (“Saratoga”), and four of its subsidiaries and affiliates, Harvest Oil & Gas, LLC (“Harvest Oil”), The Harvest Group, LLC (“Harvest Group”), Lobo Operating, Inc. (“Lobo Operating”) and Lobo Resources, Inc. (“Lobo Resources” and together with Saratoga, Harvest Oil, Harvest Group and Lobo Operating, collectively, the “Debtors”) each filed a voluntary petition in the United States Bankruptcy Court for the Western District of Louisiana (the “Bankruptcy Court”) for reorganization relief (“Reorganization”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., as amended (the “Bankruptcy Code”).

On December 2, 2009, the Bankruptcy Court entered an order (the “Confirmation Order”) confirming the Debtors’ Second Amended Plan of Reorganization under Chapter 11 of the Bankruptcy Code, as revised and filed with the Bankruptcy Court on November 25, 2009 (the “Plan”). The Plan will be effective as of a date (the “Effective Date”) to be determined. Effectiveness of the Plan is conditioned upon, and an Effective Date shall not occur unless there is, agreement among the Debtors and their secured lenders as to the terms of restructuring of the existing financing provided by those lenders (as described below). It is presently anticipated that the Effective Date will occur in December 2009.

The Plan provides, in general, that (1) the existing indebtedness of the Debtors’ secured lenders will be restructured, (2) the Debtors’ other creditors will be paid 100% of their allowed claims, and (3) subject to issuance of New Warrants (described herein), Saratoga’s existing equity interests will be retained in their current form, provided, however, that Saratoga’s Articles of Incorporation will be amended to provide that the holders of equity securities will receive no dividends or distributions in respect of their equity holdings unless and until the holders of all allowed claims have been paid in full in cash in accordance with the Plan.

The following is a summary of the material features of the Plan. This summary is qualified in its entirety by reference to the Confirmation Order and the Plan, which are attached hereto as Exhibits 2.1and 2.2, respectively, and incorporated in this Item 1.03 by reference. Capitalized terms used but not defined in this Form 8-K have the meanings set forth in the Plan.

Restructuring of Secured Debt

Macquarie

The existing revolving credit facility (the “Revolver Facility”) with Macquarie Bank Limited (“Macquarie”), and the lien arising thereunder, shall remain in place substantially in its current form except that, pursuant to an Intercreditor Agreement with Wayzata (as defined below), the borrowing base under the Revolver Facility shall be increased from $25 million to $45 million.

On the Effective Date of the Plan, the Company shall pay, in cash, all allowed secured claims of Macquarie that arose after the Petition Date and before the Effective Date, including costs and expenses, including legal fees, incurred by Macquarie.

Wayzata

The existing claim of Wayzata Investment Partners (“Wayzata”) under its existing credit facility (the “Wayzata Credit Facility”) will be treated as an allowed claim in the Bankruptcy in the amount of $116 million (the “Wayzata Claim”), including all accrued interest and expenses and costs arising between the Petition Date and the Effective Date.

On the Effective Date, $14 million in cash will be paid toward reduction of the Wayzata Claim.  The balance of the Wayzata Claim, in the amount of $102 million, will be settled through the issuance by the Company to Wayzata of (1) a secured note in the amount of $70 million (the “Secured Tranche Note”) and (2) an unsecured note in the amount of $32 million (the “Unsecured Tranche Note”).

The Secured Tranche Note will be secured by a lien on substantially all of the Company’s assets, will be payable interest only on a monthly basis for a period of thirty-five (35) months with the balance being payable in full on the third anniversary of the Secured Tranche Note.  Interest on the Secured Tranche Note shall accrue at fifteen percent (15%) per annum; provided, however, that the applicable interest rate of the Secured Tranche Note shall be reduced upon the repayment in full of the Unsecured Tranche Note as follows: (1) if repayment occurs on or before June 30, 2010, the applicable interest rate will be reduced to eleven and one-half percent (11.5%); (2) if repayment occurs after June 30, 2010 and on or before December 31, 2010, the applicable interest rate will be reduced to twelve and one-half percent (12.5%); and (3) if repayment occurs after December 31, 2010 and on or before June 30, 2011, the applicable interest rate will be reduced to thirteen and one-half percent (13.5%).

The Unsecured Tranche Note will bear interest at twenty-two and one-half percent (22.5%) per annum payable quarterly in-kind by adding accrued interest to the principal amount of the Unsecured Tranche Note or, at the option of the Company with respect to any quarter, payable in cash at eighteen percent (18%) per annum.  The Unsecured Tranche Note is payable in full on the third anniversary of the Effective Date.

On the Effective Date, the Company will issue to Wayzata a warrant (the “New Warrant”) to purchase 805,515 shares of common stock of the Company at $0.01 per share.  The New Warrant is only exercisable if the Company raises additional capital through the issuance of common stock after the Effective Date and shall expire three months after the earlier of maturity or repayment in full of the Secured Tranche Note.

Other Secured Creditors and Unsecured Creditors

With respect to substantially all other secured and unsecured creditors (other than management notes), the Plan provides for payment to each creditor of their allowed claims, with the amount of allowed claims being paid, at the option of the holder, either (1) one hundred percent (100%) of the allowed claim not later than ten days after the later of the Effective Date or the date the claim is allowed, plus interest from the Effective Date or date the claim is allowed to the payment date, or (2)(x) ninety percent (90%) of the allowed claim not later than ten days after the later of the Effective Date or the date the claim is allowed, plus interest from the Effective Date or date the claim is allowed to the payment date, and (y) ten percent (10%) of the allowed claim ninety (90) days after the Effective Date, plus interest from the Effective Date or date the claim is allowed to the payment date, plus fees and costs of the creditor that are allowed.

Management Notes

With respect to amounts (“Management Claims”) owed to Thomas F. Cooke and Andy Clifford, members of management of the Company, pursuant to existing promissory notes from the Company, from and after the Effective Date, said Management Claims will bear interest at the lesser of the stated rate in the existing notes or the rate of interest applicable to the Secured Tranche Note with interest being compounded annually and the Management Claims being payable in full, with all accrued interest, on the last business day of the sixtieth (60th) month following the Effective Date, provided, however, that payment of the Management Claims shall be conditioned upon payment in full in cash of all other allowed claims.

Equity Holders

Subject to the issuance of the New Warrant, as described herein, each holder of equity securities of the Company, including common stock, warrants and options, shall retain identical interests in the Company following the Effective Date, provided, however, that holders of equity securities will receive no dividends or distributions in respect of their equity holdings unless and until the holders of all allowed claims have been paid in full in cash in accordance with the Plan.

Following the Effective Date, the Company will have approximately 16,690,292 shares of common stock issued and outstanding.  805,515 shares will be reserved for issuance under the New Warrant.  Otherwise, no shares are issuable pursuant to the Plan.

Assets and Liabilities

As of the date of the confirmation of the Plan, the assets and liabilities of the Company’s were not materially different than reflected in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009.

Conditions of Plan

Effectiveness of the Plan is subject, among other things, to negotiation and execution of definitive loan documentation evidencing the revised Macquarie Revolving Facility and the revised Wayzata Credit Facility.  Although Macquarie and Wayzata have agreed in principal to the terms of refinancing their respective debt, there is no assurance that the Debtors and Macquarie and Wayzata will ultimately be able to agree upon definitive loan documentation in which case the Plan would not become effective.

Item 7.01      Regulation FD Disclosure.

On December 3, 2009, Saratoga Resources, Inc. issued a press release announcing confirmation of the Company’s Second Amended Plan of Reorganization.  The press release is being furnished pursuant to this Item 7.01 as Exhibit 99.1 to this Report.

In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 7.01, including Exhibit 99.1, is furnished pursuant to Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01       Financial Statements and Exhibits.

(d)

Exhibits

2.1	Order Confirming Second Amended Plan of Reorganization of Saratoga Resources, Inc. and its affiliated debtors, entered December 2, 2009
2.2	Second Amended Plan of Reorganization of Saratoga Resources, Inc. and its affiliated debtors, dated November 25, 2009
99.1	Press release, dated December 3, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SARATOGA RESOURCES, INC.

Dated: December 3, 2009	By:	/s/ Thomas F. Cooke
Thomas F. Cooke
Chief Executive Officer

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